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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT



EMPLOYMENT AGREEMENT, dated as of October 16,1996, by and between Computer Marketplace, Inc. a Delaware corporation (the "Company"), having its principal executive offices at 1490 Railroad Street, Corona, California 91720, and L. WAYNE KILEY, an individual residing at 8401 Bedford Motorway, Corona, CA 91719 ("Employee").

WHEREAS, the Company and the Employee entered into that certain employment agreement dated as of October 16, 1992 (the Original Agreement"); and

WHEREAS, the Company and the Employee wish to amend certain terms of the Original Agreement, including the term of employment thereunder; and

NOW, THEREFORE, in consideration of the provisions and covenants contained herein, the parties hereto agree as follows:

     1. TERM

     The term of this Agreement shall be for a period of three (3) years commencing on the date hereof (the "Employment Term"), and shall be renewed at the end of the Employment Term for an additional one (1) year period upon mutual agreement by the parties, in writing, at least sixty (60) days prior to the end of the term of this Agreement.

     2. COMPENSATION

     (a) The Company shall pay to Employee an annual salary of $302,500 per annum, payable biweekly or at such other intervals as the Company makes payment of its payroll in the regular

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course of business  (the "Base  Amount").  The Base Amount shall be increased by six percent (6%) during each year of the Employment Term.

     (b) Employee may participate in the Company's group health insurance, long-term disability and life insurance coverage that the Company makes available to its employees generally. The respective carriers shall make all determinations as to insurability and coverage.

     (c) The Company and Employee contemplate that the Company will pay to Employee bonuses, on an annual basis, based upon the operating performance of the Company or other reasonable criteria. The Company and Employee will negotiate in good faith to achieve a reasonable and fair bonus arrangement to incentive and reward Employee for services performed and to be performed for the Company hereunder.

     (d) The Company shall provide the Employee with an automobile for his use.

     (e) If the Company has certain pre-tax earnings during a fiscal year, during the Employment Term, then Employee shall be granted an option exercisable for a period of four (4) years to purchase from the Company shares of the Company's common stock at an exercise price equal to seventy five percent (75%) of the closing bid price of the Company's shares of Common Stock on the date of grant, subject to customary anti-dilution adjustments. If the Company has earnings before the payment of interest and taxes ("EBIT") of at least six hundred twenty five thousand dollars ($625,000) during any fiscal year during the Employment Term, then Employee shall have the right to purchase a number of shares of common stock equal to two and one-half percent (2.5%) of the shares of common stock outstanding on the date of grant of such option to Employee. If the

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Company  has  EBIT of at least  eight  hundred  seventy  five  thousand  dollars
($875,000) during any fiscal year during the Employment Term then Employee shall have the right to purchase a number of shares of common stock equal to three percent (3%) of the shares of common stock outstanding on the date of grant of such option to Employee. If the Company has EBIT of at least one million dollars ($1,000,000) during any fiscal year during the Employment Term, Employee shall have the right to purchase a number of shares of common stock equal to three and one-half percent (3.5%) of the shares of common stock outstanding on the date of exercise of such option by the Employee. In no event shall Employee be entitled to receive options for the Company's satisfaction of a financial target described above on more than one occasion.

     (f) In addition to other compensation hereunder, the Company shall pay for and maintain a policy of disability income insurance to provide Employee with income in the amount of seventy-five percent (75%) of Employee's salary if Employee becomes disabled.

     (g) In the event that Employee shall become permanently disabled, (Employee's inability, by reason of physical or mental illness, or other cause, to perform the majority of his usual duties in a normal and professional manner on a full-time basis which continues for a period beyond six (6) months) then, at Employer's option, Employer's obligation to said Employee to pay any part of his salary shall cease and Employee shall assign its interest in Employee's disability policy to Employee and Employee shall thereafter be responsible for paying all subsequent premiums required to maintain and keep said policy in full force and effect.

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     (h) The Company will  promptly  reimburse  the Employee for all  reasonable business expenses incurred by the Employee in promoting the business of the Company, including expenditures for entertainment, gifts, and travel, provided that:


     (i) each such expenditure is of a nature qualifying it as a proper deduction on the Federal and State income tax return of the Company; and


     (ii) the Employee furnishes to the Company adequate records and other documentary evidence required by Federal and State statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

     (i) The Company shall maintain a life insurance policy on the life of the Employee providing Employee's spouse or other heirs with two million dollars ($2,000,000) in the event Employee becomes deceased prior to the end of the Employment Term; provided however, that Employee's spouse or other heirs must deliver to the Company for cancellation all of the shares of Common Stock of the Company beneficially owned by Employee prior to his death. In addition, the Company shall also maintain a $1,000,000 split dollar life insurance policy on the life of the Employee, the policy amount to be paid to the Employee's beneficiary and to the Company for reimbursement of premium amounts previously paid.

     (j) In the event that during the Term the Company sells assets outside the ordinary course of business, the Employee shall be entitled to a cash bonus equal to five percent (5%) of the amount

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by which the sale price exceeds the book value for such asset(s) as reflected on the Company's balance sheet for the quarter ending just prior to the date of such sale.

     3. SCOPE OF EMPLOYMENT

     The Company agrees to employ Employee on the terms and conditions contained herein during the Employment Term, and Employee agrees to be so employed. Employee shall serve as President and Chief Executive Officer of the Company during the Employment Term. Employee will serve the Company faithfully, industriously, and to the best of Employee's ability, experience and talents. Employee shall be responsible to carry out all corporate and administrative duties, functions and responsibilities customarily incumbent upon chief executive officers of companies such as the Company.


     4. TERMINATION FOR CAUSE

     The Company may terminate this Agreement, upon thirty (30) days prior written notice, for cause prior to the end of its term because any of the following have occurred: (i) Employee has materially breached this Agreement, including without limitation the material breach of any of his duties hereunder;
(ii) Employee has misrepresented or failed to fully disclose facts to the Company or has otherwise been dishonest to or with respect to the Company; (iii) Employee has not worked for a period of 100 consecutive days or any 180 days (other than vacation days) within any 12-month period; or (iv) death of Employee; provided however, that the Company shall continue to pay Employee's estate. If Employee has cured any of the foregoing reasons for termination of this

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Agreement by the Company  within  thirty (30) days  following  receipt by him of notice thereof, then the Company may not terminate this Agreement therefor.

     5. CONFIDENTIALITY AND NON-COMPETITION COVENANTS

     All information concerning customers that Employee shall gain knowledge of, all records concerning customers that shall come into Employee's possession, and all other information pertaining to the Company's operations, are confidential and shall not at any time be communicated by Employee to any person, firm, corporation or entity not affiliated with the Company, other than in the ordinary course of business. At the end of the Employment Period, Employee shall surrender all copies of all such records, regardless of whether made by him or otherwise created. During the Employment Term and for a period of two (2) years after termination of the Employment Term, Employee shall not directly or indirectly compete with the Company, solicit or otherwise communicate with any customer of the Company, or otherwise interfere with the carrying on by the Company of its business including without limitation by soliciting, directly or indirectly, any other employee at the Company to leave his employment. Employee recognizes that a breach of these provisions concerning confidentiality and non-solicitation of customers of the Company will cause irreparable damage to the Company. Employee therefore agrees, notwithstanding the provisions in
Section 7 herein for the resolution of all disputes by way of arbitration, that the Company shall be entitled to the entry of a preliminary injunction by a court of competent jurisdiction in California or elsewhere, restraining Employee in accordance with the foregoing provisions concerning

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confidentiality  and  non-solicitation  in the event of any breach or threatened breach of any such provision,  and submits to the  jurisdiction of such court in any such action.

     If any of the restrictions contained in this Section 6 are deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the Court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

     6. MISCELLANEOUS

     Any dispute which the parties hereto are unable amicably to resolve shall be submitted to binding arbitration in California in accordance with the Rules and Constitution of the American Arbitration Association. Either party hereto may request that any decision of the arbitrators set forth the findings of fact and conclusions of law upon which their award is based. Judgment upon any such arbitration award may be entered in any court of competent jurisdiction, and Employee submits to the jurisdiction of any such court.

     In the event any suit or other action is commenced with respect to the interpretation or enforcement of any provision of this agreement, the prevailing party shall be entitled, in addition to any other sums to which such party may be entitled, to recover from the other party the reasonable fees and disbursements of counsel retained to investigate and pursue such matter.

     7. NOTICES

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     Any notice required or permitted to be delivered  hereunder shall be deemed effective five (5) days after mailing when sent by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the Company or Employee, as the case may be, at the addresses set forth below:

              If to the Company:

              Computer Marketplace
              1490 Railroad Street
              Corona, CA 91719

              Attention: President

              With a copy to:

              Hartley T. Bernstein, Esq.
              Bernstein & Wasserman
              950 Third Avenue
              New York, NY  10022

              If to Employee:


              Mr. L. Wayne Kiley
              8401 Bedford Motorway
              Corona, CA 91719

              With a copy to:

              Stuart Wallach, Esq.
              20271 Southwest Birch Street
              Suite 100
              Newport Beach, CA 92660
              (714) 474-2221

     8. SURVIVAL

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     The  representations,  warranties and agreements  herein made shall survive the expiration or termination of the Employment Term hereof.



     9. SEVERABILITY

     The invalidity of any section, paragraph, sentence or clause ("provision") set forth in this Agreement shall not affect the validity of any other provision. All provisions of this Agreement shall be enforced to the fullest extent permitted by law.

     10. ASSIGNMENT

     Employee acknowledges that the services to be rendered by him are unique and personal. Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

     11. GOVERNING LAW

     This Agreement is executed and delivered in the State of California and shall be construed, governed and enforced in accordance with the laws and decisions of the State of California without regard to its conflict of laws doctrine. Each of the parties hereto irrevocably consents to the jurisdiction of the Federal and State Courts located in the State of California.

     12. WAIVER OF BREACH

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     The  waiver by either  party of a breach of any of the  provisions  of this
Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

     13. INDEMNIFICATION

     The Company agrees to and shall indemnify, defend, and hold harmless Employee, both during and following the term of this Agreement, from and against any and all losses, claims, damages, liabilities, judgments, fines, penalties, assessments, and costs and expenses as incurred (including attorneys' fees and costs) which may arise from or be based upon: (i) Employee performance of services pursuant to this Agreement; and (ii) any actions or alleged actions or omissions or alleged omissions by Employee in his performance under this
Agreement, so long as Employee acted in good faith and in a manner which he believes to be in the best interest of the Company. The foregoing indemnification and hold harmless shall not apply if Employee is found by a court of competent jurisdiction to be guilty of wanton or willful misconduct or gross negligence with respect to the matter upon which a claim of indemnification or hold harmless is made by Employee. In addition, the Company agrees to use its best efforts to obtain, at a reasonable cost to the Company, officers and directors liabilities insurance.

     14. ENTIRE AGREEMENT

     This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                      COMPUTER MARKETPLACE, INC.






                                       By: /s/ L. Wayne Kiley
                                           --------------------------
                                              L. WAYNE KILEY




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